Issuer Free Writing Prospectus dated March 11, 2026

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated January 7, 2026 and filed with the U.S. Securities and Exchange Commission on January 7, 2026

Registration Statement No. 333-290518

Seahawk Recycling Holdings, Inc. Issuer Free Writing Prospectus dated March 11, 2026 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated January 7, 2026 and filed with the U.S. Securities and Exchange Commission on January 7, 2026 Registration Statement No. 333 - 290518 INVESTOR PRESENTATION March 2026

DISCLAIMER SEAHAWK - INC This p r es e nt at i o n ( t h e " P r es e nt at i o n") has b ee n pre p ared by S ea ha w k R ecycli n g H o l d i n gs , I nc . ( " w e , " " us , " " o ur, " “ S e ah a w k " o r t h e " Co m p a ny" ) . C e r t ai n in f orm at io n c o nt a i ne d he rei n h as b ee n de r i v e d f r o m s o ur c es pre pared b y t hir d p art i es . W hile such i nf orm at i on i s b el iev e d to b e reli a b l e f o r th e p u r p os es us ed h e r ein, th e C o m pa ny m ak es no repres ent at i o n o r warr a nt y wit h res pec t to th e ac c u rac y of such i nf orm at io n . This P r es e nt at i o n d oes n ot p urpo r t to c o nt a i n all of t h e i nf o rm at ion t h at m a y be req uired to ev a l u at e a p os s ibl e t ra ns ac t i o n . T he C o m pa n y h as f il e d a regis t rat i on s t at eme nt o n F orm F - 1 , as a m en d ed ( R e g i s t r at i on No . 3 33 - 2 90 51 8 ) wit h t h e S ec urit i e s a nd E x c ha ng e Comm issio n ( " SEC" ) . T he of f eri n g to whic h t h i s P res e nt at i on will b e m ade i s p urs u ant to a p r o s pec t us inc lud e d i n t h e regis t rat io n s t a t e m e nt af t e r th e regis t rat i on s t at e m ent has b ee n d ec l a r ed ef f ec t i ve b y th e SEC . B ef o r e yo u in vest , y ou s ho u l d r e ad t he regis t rat io n s t at e m e nt a nd th e r e l at ed p r os p ec t us a nd t h e ot h e r d oc u m ent s t h at w e h av e f il e d wit h th e SE C fo r m o r e c o m plet e i nf orm at io n a bo ut us a nd t h e of f eri n g . Yo u m ay g et t h es e doc u m ent s f o r f ree by v i s i t ing E DG A R on t he SEC' s webs i t e at www . s ec . g ov . This P res e nt a t io n do es n ot c ons t i t ut e a n of f e r to s ell, o r th e s olic i t at i o n of a n of f e r to b uy, a ny s ec urit i es o f th e Co m p an y i n a ny juris dic t i o n, d o m es t i c o r f o r eig n, wh ere th e of f er, s olic i t a t i o n o r s ale i s n ot pe rm i t t ed o r w o ul d be u n l a wf u l pri o r to regis t rat ion o r q u alif i c at i o n un d e r t h e s ec urit i es l a w s of a ny s uc h s tate o r j u ris dic t i o n . T he s ec urit i es of t h e C o m pa n y ha v e n ot b ee n regis t ere d u nd er t h e S ec urit i es A c t o r a ny ot h e r a pplic a bl e s ec urit i es l a w . Th e C o m pa ny' s s ec urit i es h av e n ot be e n a pprov e d o r dis ap pro ve d b y t he S E C o r a ny o t h er reg ul at o r y o r g ov e r n m ent a l a ut ho r i t y, n o r ha v e an y of t he f o r e g o i ng p asse d u po n t h e ac c u r ac y o r a de q uac y o f th e inf orm at i o n p r es e nt e d . An y re p r es e nt at io n to t he c ont r a r y i s a c r im inal of f e ns e . S t at e m ent s c o nt a i ne d i n t h i s P res e nt at io n r e l at e to t he h i s t o r i c a l e xp eri enc e of th e C o m pa n y ' s f o und e rs , of f i c er s , dir ec t or s o r t h eir af f i l i at es . An i n ves t m e nt i n t h e Co m p an y i s n ot an inv es t m ent i n a ny of t h eir p as t in v es t m ent s , c o m p ani es o r f u nds af f i l i at e d wit h t h e m . The h i s t oric a l r es ult s of t h es e i n v es t m ent s , c o m pani es o r f u nds a r e n ot n ecessa r i l y i n d i c at i v e of f ut u r e perf orm anc e of t he Co m pany . Forward - L ook in g S t at em ent s This P res e nt a t io n a nd a ny ac c o m pa nyi n g o r a l p r es en t at i o n c o nt ain f o r wa r d - l o ok ing s t at e m ent s w i t hin t h e m eani n g of f e deral s ec u r i t ies l a w a nd a r e s u b j ec t to c ert ain r isks a nd u nc ert ain t ie s inhere nt i n t he C o m p an y ' s bus i nes s t h at c oul d ca u se ac t u a l res ult s to va ry . Thes e f o r wa r d - l o ok in g s t at e m ent s a pp e ar i n a nu m ber of plac es t h ro ug h ou t t h i s P res e nt at io n a nd i n c lud e s t at e m e nt s reg ardi n g o u r int en t io ns , b elief s , p r o j ec t io ns , o ut l o ok , an a l y s es o r c urr e nt e xp ec t at io ns c on c e r nin g, a m on g ot h e r t h i n gs ; ou r on g oi n g an d pl an ned p ro duc t d ev e l o p m ent ; o u r int ellec t u a l p r op e r t y p os i t i o n ; t h e d egre e of ut ilit y of o u r p r o duc t s ; o u r a bility to d ev e l o p c omm er c ial f u nc t io ns ; o u r res ult s o f o perat i ons ; cash n ee ds ; f in a nc i a l c on dit i o n, l i qui dit y, pr osp e c t s , growt h and s t rat egies ; t he indus t ry i n whic h w e operat e ; and t he t rends t hat m ay af f ec t t he indus t ry o r us . W e m ay, i n s o m e case s , us e t erm s such as “ b eli ev es , ” “ es t im at es , ” “ a nt i c ip at es , ” “expec t s , " “ p r e dic t s , ” “ p l a ns , " " i nt en ds , " “ p os s ible, " " po te nti a l , ” “ m ay, ” “ c o u l d, " " m ight , ” “ will,“ “ s h o uld, “ “ woul d, ” “ a ppro xim at ely” o r ot h e r wo r ds t h at c on ve y unc ert a i nt y of f ut u r e ev e nt s o r o ut c o m es to ide nt i f y t h es e f o r wa r d - l o ok in g s t at e m ent s . A l t h o ugh w e b el i e ve t h at w e ha v e a reas on abl e b as i s f o r e ac h f orwa rd - lo ok i ng s t at e m ent c o nt ain ed i n t h i s P r es e nt at i on, w e c a ut i on yo u t h at f orwa rd - l ook i n g s t at e m ent s a r e n ot g uara nt e es of f ut u r e p erf orm anc e a nd t h at o u r ac t u a l r es ult s of o perat i on s , f ina nc ial c on dit i o n an d l i q uidit y, a nd t h e de v e l op m e nt of t h e i nd us t r y i n whic h w e o perat e m ay dif f e r mat eri ally f r o m t he f orwa rd - l o ok i n g s t at e m en t s c ont a i n e d i n t h i s P res ent at ion . Yo u s ho uld a l s o rea d c a r ef ully t h e f ac t or s d es c r ibe d i n t h e " Ris k Fac t or s " sect io n a nd o t h er p art s o f an y p r os p ec t us t h at i s d i s t r ib ut e d i n o r d e r to b e tter u nd ers t a nd th e r isks a nd u nc ert a i nt i es i nh e r e nt i n o u r b us in es s an d u nd erl yi n g a ny f o r wa r d - l o ok in g s t at e m ent s . A s a res ult of t h es e f ac t or s , w e c an not as s u r e yo u t h at t h e f orwa rd - l o ok in g s t at e m ent s i n t h i s P res en t at i o n will pro v e to b e ac c u r at e . F urt h erm ore, i f o u r f orwa rd - look i ng s t at e m ent s pro v e to b e in ac c u r at e, t h e i n ac c u r ac y m ay b e m at erial . In li g ht of t he s i g nif i c a nt u nc e r t a i nt i es i n t h es e f o r wa r d - l o ok in g s t at e m e nt s , yo u s ho ul d n ot reg ard t h es e s t at e m ent s as a r e pres ent at i o n o r warr a nt y b y a ny p er s on t h at w e will ac h i ev e o u r obj ec t i v es an d p l a ns i n an y s p ec i f i ed t im ef r a m e, o r at all . A ny f orwa rd - l ook i n g s t at e m ent s t h at w e m ak e i n t h i s P r es e nt at i o n s p ea k o n l y as of th e da t e of s u ch s t at e m ent , a nd w e u ndert ak e n o o bl i g at io n to u pd at e s uc h s t at e m e nt s to r ef l ec t event s o r c i rc u m s t anc es af t e r t he dat e of t h i s P res ent at ion o r to ref lec t t he oc c urrenc e of unant i c ipat e d event s . 2 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s .

FREE WRITING PROSPECTUS SEAHAWK - INC This presentation highlights basic information about us and the proposed offering . Because it is a summary, it does not contain all of the information that you should consider before investing . W e ha v e filed a registration statement ( including a preliminary prospectus) with the SEC for the offering t o which this presentation relates . The registration statement ha s no t yet be c o m e effective . Before y o u invest, y o u should read the preliminary prospectus in t h e registration statement ( including the risk factors described therein) an d o t he r do c u m en t s we h a v e f iled with the SEC for m o r e complete information ab o u t u s an d the offering . You may access these documents for free by visiting EDGAR on the SEC website at http://sec.g ov/. The preliminary prospectus filed on January 7, 2026 is available on the SEC website at htp:// sec. gov/. Alternatively, we or our underwriter will arrange to send you the preliminary prospectus if you contact Cathay Securities Inc., 40 Wall St Suite 3600 , New York, NY 10005, or via email service@cathaysecurities. com, or via telephone at + 1 (855) 939 - 3888, or contact Seahawk Recycling Holdings, Inc. via email: ir@seahawk - inc. com. This presentation d o e s no t constitute a n offer t o sell, o r the solicitation o f a n offer t o buy, no r will there b e a n y sale o f these securities in a n y state o r other jurisdiction in which s u c h offer, solicitation o r sale would b e unlawful prior t o the registration o r qualification u nd e r the securities laws of s u c h state o r jurisdiction . The offering will only b e m ad e b y m ean s o f a prospectus pu r s u a n t t o a registration statement that is f iled with the SEC after s u c h registration statement be c o m e s effective . 3 Not e: Unles s ot herwis e s t at ed, all inf orm at ion inc luded in t his pres ent at io n i s as of t he dat e of t he prelim inary pros pec t us .

PRELIMINARY OFFERING SUMMARY Seahawk Recycling Holdings, Inc. Issuer Nasdaq Capital Market Exchange Initial Public Offering Offering Type SEAH Proposed Listing Ticker 3, 750, 000 Class A Ordinary Shares Ordinary Shares Offered 562, 500 Class A Ordinary Shares ( 15% of base offering) Overallotment 23, 750, 500 Class A Ordinary Shares ( or 24, 313, 000 Class A Ordinary Shares assuming full exercise of the underwriter’s over - allotment option) and 3, 529, 500 Class B Ordinary Shares Ordinary Shares Outstanding after the Offering $4. 00 ~ $6. 00 Offering Price $ 16 . 1 9 million ( o r $ 18 . 7 8 million i f the underwriter exercises its over - allotment option in full) ba s e d o n the a ss u m e d initial public offering price o f $ 5 . 0 0 pe r Class A Ordinary Share, after deducting estimated underwriting discounts an d estimated offering e x pen s e s payable b y us Net Proceeds Approximately 30% in Global market expansion and localized operations Use of Proceeds Approximately 20% in Research, development, and optimization of AI - powered trading/ matching system Approximately 15% in Expansion into new recyclable categories and product line development Approximately 20% in Domestic and international facility investment and environmental certification Approximately 15% in General working capital and f inancial stability reserves Cathay Securities, Inc. Underwriter SEAHAWK - INC 4 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s .

CORPORATE STRUCTURE Public Shareholders Seahawk Recycling Holdings, Inc. B V I , 2025 TOP EDGE DEVELOPMENTS LIMITED B V I , 2022 KAIYO JAPAN CO., LTD J apan , 2013 Wisdom Focus Group Limited B V I , 2025 Midori Earth Holdings Limited B V I , 2025 100% 100% Kumo Capital Limited B V I , 2025 Honour Global Group Limited B V I , 2022 Takumi Green Group Ltd. B V I , 2025 Link Power Ventures Limited B V I , 2022 Pre - IPO% 1. 17%/ 1. 12% 1. 17%/ 1. 12% 1. 25%/ 1. 20% 1. 25%/ 1. 20% 2. 33%/ 2. 24% 92. 83%/ 89. 14% / Post - IPO% 5 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s . 0%/ 3. 98% SEAHAWK - INC

WHO WE ARE Seahawk Recycling Holdings, Inc. is an international recycling company headquartered in Tokyo, Japan, committed to advancing sustainable material solutions across East Asia and Southeast Asia. As a committed advocate for environmental sustainability, the Company has devoted itself to promoting the development of a low - carbon and zero - waste global green circular economy by engaging in the trading of recyclable resources such as waste paper and scrap metal . The Company’s operations span Japan, East Asia, Southeast Asia, and the United States, enabling the efficient reuse of materials and supporting the regional transition toward environmental sustainability and a circular economy. SEAHAWK - INC 6 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s .

WHAT WE DO Seahawk develops an integrated resource - circulation network that connects recyclable - material suppliers and industrial users across Japan, East Asia, Southeast Asia, and the United States. The Company manages the trading of recyclable materials, including waste paper, paper pulp, old metal appliances, and dismantled metal wires, to facilitate efficient resource reuse and sustainable material sourcing within regional ecosystems. Waste Papers 7 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s . Paper Pulps Old Metal Products Dismantled Metal Wires SEAHAWK - INC

BUSINESS MODEL Seahawk operates as an integrator within the recycling value chain, creating value through a capital - efficient, sustainable, and scalable model aligned with global ESG priorities. By connecting supply and demand for recyclable materials within Japan, East Asia, Southeast Asia, and the United States, Seahawk achieves f lexible expansion and efficient operations without reliance on heavy facilities. Seahawk’s model combines f inancial efficiency, sustainable growth, and replicable structure. Integrator Capital - Efficient Sustainable Scalable SEAHAWK - INC 8 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s .

COMPETITIVE STRENGTHS 01  Optimal supply - demand matching  Enhance transaction Efficiency  Increase decision speed & profitability  Integrate real - time data  Reliable access to resources & demand  Stable operations and recurring transactions  Own broad & long - term supplier & customer base 02  Promote recycling & low - carbon practice  Align with global sustainability goals  Strong & stable demand f rom industry ‘ s counter - cyclical nature 03  Operate across East & Southeast Asia  Focus on waste paper & scrap metal  Diversify revenue sources  Mitigate regional & market r isks 04  Decade of industry experience  Ensure compliance & efficient operations  Strong familiarity with Japanese regulation f ramework 05 Effective Proprietary Transaction Matching System Extensive & Stable Supply - Demand Network Alignment with Global Green & Sustainable Trends Product Diversification & Global Strategic Layout Experienced Team with Deep Industry Expertise SEAHAWK - INC 9 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s .

INVESTMENT HIGHLIGHTS Global Supply Chain Penetration Links high - quality sources in Japan and the U.S. to high - growth markets in Southeast Asia. 10 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s . High - Velocity & Light - Asset Model Stable spreads, fast cash conversion, repeatable transactions. ESG - Integrated Compliance Advantage Traceable, transparent systems favored by institutional investors. Resilient & Non - Cyclical Demand Driven by essential consumption and packaging use. SEAHAWK - INC

INDUSTRY OVERVIEW 311,100 286,969 300,641 326,539 332,369 340,573 21,105 21,561 24,999 24,239 24,493 27,692 25,866 25,219 22,288 25,710 27,897 30,189 406,821 413,737 421,184 429,186 437,770 100,000 50,000 - 150,000 200,000 250,000 300,000 350,000 400,000 450,000 500,000 2022 2023 2024 2025E 2026E 2027E 2028E 2029E Steel Scrap Aluminium Scrap Other Scrap Total Domestic Metal Scrap Purchase Volume By Types (Asia excluding Japan), 2019 - 2029E Driven by robust economic expansion and rapid industrialization across Asia (excluding Japan), the domestic metal scrap purchase volume in Asia excluding Japan has shown significant growth, rising from 358 , 071 . 0 thousand metric tons in 2019 to 398 , 432 . 2 thousand metric tons in 2024 , representing a CAGR of 2 . 2% . Looking ahead, the domestic metal scrap purchase volume in Asia, excluding Japan, is projected to rise to around 437,770.1 thousand metric tons in 2029, and paper consumption across Asia (excluding Japan) is anticipated to grow to 132 million tons. Asia (Excluding Japan) High - Growth Hub 2019 2020 2021 Source: The Frost & Sullivan Report SEAHAWK - INC 11 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s .

INDUSTRY OVERVIEW 109.6 109.9 117.8 116.4 121.8 124.8 126.2 127.5 128.9 130.4 132.0 - 20.0 40.0 60.0 80.0 100.0 120.0 140.0 2019 2020 2021 2022 2023 2024 2025E 2026E Source: Worldsteel Association, The Frost & Sullivan Report 2027E 2028E 2029E 54.2 55.2 52.6 57.1 58.8 59.5 61.7 62.6 63.5 65.0 66.1 - 10.0 20.0 30.0 40.0 50.0 60.0 70.0 2019 2020 2021 2022 2023 Source: The Frost & Sullivan Report 2024 2025E 2026E 2027E 2028E 2029E Total Waste Paper Consumption (Aisa excluding Japan) 2019 - 2029E Million Ton Recycling Rate of Waste Paper (Asia excluding Japan) 2019 - 2029E % SEAHAWK - INC 12 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s .

INDUSTRY OVERVIEW Japan has one of the world’s most advanced recycling systems, supported by stable policies and strong logistics. According to Japan’s Ministry of the Environment, Japan’s circular economy market size is targeted to expand to JPY 80 trillion by 2030 (CAGR 6%), with the recycling rate for category four electric household appliances above 86% in 2024, and the waste paper recycling rate in domestic pulp and paper production expected to reach 82 . 5 % by 2029 . Japan Mature & Stable Market 86% 87% 87% 87% 87% 87% 13 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s . 100% 80% 60% 40% 20% 0% 2022 2023 2024 79.5% 84.9% 79.5% 81.1% 81.6% 81.7% 81.8% 82.0% 82.2% 82.4% 82.5% 100.0% 80.0% 60.0% 40.0% 20.0% 0.0% 2019 2020 2021 2022 2023 2024 2025E 2026E 2027E 2028E 2029E Source: The Frost & Sullivan Report 2019 2020 2021 Source: The Frost & Sullivan Report Recycling Rate of Category Four Electric Household Appliances in Japan Recycling Rate of Waste Paper ( Japan) SEAHAWK - INC

INDUSTRY OVERVIEW Global Recycling Transformation The global recycling industry is expanding as ESG investment and circular - economy policies accelerate. Governments and corporates are reshaping supply chains to reduce waste and support low - carbon growth. Regional Synergy Japan’s stable supply base and Southeast Asia’s rising demand form the backbone of Asia’s circular - economy network, creating long - term growth opportunities for sustainable recycling businesses . SEAHAWK - INC 14 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s .

GROWTH STRATEGIES Globalization & Strategic Expansion We aim to accelerate global expansion by deepening our presence in high - growth regions such as Southeast Asia and broadening both our customer base and supply network. Through continuous regional development and strategic partnerships, we seek to enhance global competitiveness and achieve sustainable growth. Product Diversification & Business Innovation We plan to diversify our product portfolio and explore innovative recycling categories and service models aligned with sustainability trends, creating new growth drivers and strengthening market resilience . AI - Driven Optimization of Proprietary Matching System We will enhance our proprietary transaction matching system with AI - powered automation to enable real - t ime market data analysis, improving matching accuracy, decision efficiency, and scalability across global operations . SEAHAWK - INC 15 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s .

FINANCIAL HIGHLIGHTS +28.2% Revenue Solid Top - line Momentum FY2024 FY2025 51,004 65,400 +173.4% Gross Profit Improved Margin Efficiency FY2024 FY2025 963 2,634 Net income Positive Profitability Turnaround Achieved FY2024 FY2025 - 303 1,217 SEAHAWK - INC A l l am ount s in U. S . dollars , in t hous ands unles s ot herwis e s t at ed. S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s . 16

FINANCIAL HIGHLIGHTS +95.4% Total Assets Scaling Operations Rapidly +165.3% Cash & Equivalents Strengthened Liquidity Base Consistent and Diversified Revenue Structure FY2024 FY2025 9,343 18,257 FY2024 FY2025 620 1,646 FY2024 FY2025 74.93% 69.72% 25.07% 29.98% 0.30% Other W aste paper Scrap metal SEAHAWK - INC A l l am ount s in U. S . dollars , in t hous ands unles s ot herwis e s t at ed. S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s . 17

FINANCIAL HIGHLIGHTS +52.5% Revenue Continued Revenue Upside 1H25 1H26 33,185 50,617 +14.0% Gross Profit Margin Stability Maintained 1H25 1H26 1,334 1,522 SEAHAWK - INC +777.6% South East Asia Revenue Growth Strong Regional Upswing 1H25 1H26 30,511 27,688 2,579 22,629 Recycling Sales by South East Asia Recycling Sales by East Asia A l l am ount s in U. S . dollars , in t hous ands unles s ot herwis e s t at ed. S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s . 18

MANAGEMENT & GOVERNANCE Guanglang Jiang CEO, Director & Chairman of the Board • Over 15 years of leadership experience in cross - border capital markets and corporate strategy. • Led multiple NASDAQ l istings and investment projects across the Asia - Pacific region, with deep expertise in corporate governance, ESG integration, and sustainable growth strategies. • Currently serves as Chairman and CEO, overseeing Seahawk’ s global strategy and operations. • U.S. Certified Management Accountant ( CMA). Shihai Bi CFO & Director • Over 12 years of leadership experience in the recycling and circular - econom y industry. • Leads Seahawk’ s f inancial management, strategic planning, and international operations across Japan and East Asia. • Deep understanding of resource - recycling markets and cross - border compliance. • MBA, Kokushikan University ( Japan). SEAHAWK - INC 19 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s .

MANAGEMENT & GOVERNANCE Lin Yang Independent Director Nominee • Over 20 years of experience in accounting, auditing, and f inancial management. • Previously served as chief accountant for several enterprises, focusing on audit review and internal control optimization. • Currently serves as CFO and Director of a NASDAQ - l isted company. • Nominated to serve as Independent Director and Chair of the Audit Committee. Biwang Zhang Independent Director Nominee • Over 18 years of professional experience as a corporate attorney specializing in governance and securities compliance. • Has advised multinational enterprises across various capital markets, including NASDAQ and HKEX, on corporate structure, l isting, and regulatory matters. • Nominated to serve as Independent Director and Chair of the Compensation Committee. Ryo Fuyunishiki Independent Director Nominee • Over 25 years of management experience in Japanese enterprises, with a strong background in corporate operations and organizational leadership. • Currently serves as Director and Chief Operating Officer of a NASDAQ - l isted company in Japan, with deep familiarity with NASDAQ regulatory and governance standards. • Nominated to serve as Independent Director and Chair of the Nominating and Governance Committee. SEAHAWK - INC 20 S ee of f ering doc um ent s f or f urt her r i s k s and dis c los ures . There i s no guarant ee t hat any s pec i f i c out c om e will be ac hieved. Inves t m ent s m ay be s pec ulat i ve, i l l iquid and t here i s a r i s k of los s .

THANK YOU Underwriter: Cathay Securities, Inc. 40 Wall Street, Suite 3600, New York, NY 10005 service@cathaysecurities.com Issuer: Seahawk Recycling Holdings, Inc. 4F Kita - Shinjuku Kimishima Building 4 - 8 - 16, Kita - Shinjuku, Shinjuku - ku, Tokyo, Japan, 1690074 ir@seahawk - inc.com